Exhibit 5.1

May 9, 2018

Simpson Thacher & Bartlett LLP

425 LEXINGTON AVENUE

NEW YORK, NY 10017-3954

TELEPHONE: +1-212-455-2000

FACSIMILE: +1-212-455-2502

ITC Holdings Corp.

27175 Energy Way

Novi, Michigan 48377

Ladies and Gentlemen:

We have acted as counsel to ITC Holdings Corp., a Michigan corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of $500.0 million aggregate principal amount of 2.700% Senior Notes due 2022 and $500.0 million aggregate principal amount of 3.350% Senior Notes due 2027 (collectively, the “Exchange Notes”). The Exchange Notes will be issued under an Indenture, dated as of April 18, 2013 (the “Base Indenture”) between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by the Fourth Supplemental Indenture, dated as of November 14, 2017 (the “Fourth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) between the Company and the Trustee. The Exchange Notes will be offered by the Company in exchange for $500.0 million aggregate principal amount of its outstanding 2.700% Senior Notes due 2022 and $500.0 million aggregate principal amount of its 3.350% Senior Notes due 2027 issued on November 14, 2017.

ITC Holdings Corp.	- 2 -	May 9, 2018

We have examined the Registration Statement and the Indenture (including the form of Exchange Notes set forth therein), which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

We have assumed further that (1) the Company is validly existing and in good standing under the laws of the State of Michigan and has duly authorized, executed, issued and delivered the Indenture in accordance with its organizational documents and the laws of the State of Michigan, (2) the execution, delivery, issuance and performance by the Company of the Indenture and the Exchange Notes do not constitute a breach or violation of its organizational documents or violate the law of the State of Michigan or any other jurisdiction (except that no such assumption is made with respect to the law of the State of New York and the federal law of the United States) and (3) the execution, delivery, issuance and performance by the Company of the Indenture and the Exchange Notes do not constitute a breach or violation of any agreement or instrument that is binding upon the Company.

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Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that when the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture pursuant to the exchange offers described in the Registration Statement, the Exchange Notes will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

Our opinion set forth above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing and (iv) the effects of the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors’ rights. In addition, we express no opinion as to the validity, legally binding effect or enforceability of Section 5.5 of the Fourth Supplemental Indenture or Section 1.1 of the Base Indenture relating to the separability of provisions of the Fourth Supplemental Indenture and the Base Indenture, respectively.

We do not express any opinion herein concerning any law other than the law of the State of New York.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP